Consent of Independent Auditors

OUR MicroLending, LLC:

We consent to the use of our reports included in the Offering Statement dated March 24, 2017 of OUR MicroLending, LLC (the “Offering Statement”).

/s/ Alberni, Caballero & Fierman, LLP
Alberni, Caballero & Fierman, LLP
Coral Gables, Florida
March 24, 2017